                                                                    EXHIBIT 4.36

                                                                  EXECUTION COPY

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                                OPTION AGREEMENT

                                  by and among

                           INNOVA, S. de R.L. de C.V.,

                       INNOVA HOLDINGS, S. de R.L. de C.V.

                                       and

                          THE NEWS CORPORATION LIMITED

                           Dated as of October 8, 2004

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                                TABLE OF CONTENTS

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                                                                                          Page
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
ARTICLE I  DEFINITIONS...................................................................   2

            Section 1.1  Definitions.....................................................   2
            Section 1.2  Interpretation and Construction of Terms........................   6

ARTICLE II  OPTIONS......................................................................   7

            Section 2.1  Grant of Innova Option..........................................   7
            Section 2.2  Grant of IH Option..............................................   7
            Section 2.3  Determination of Specified Percentage...........................   7
            Section 2.4  Exercise of Options.............................................   8
            Section 2.5  Adjustments to Option Equity...................................   10
            Section 2.6  Transferability................................................   11
            Section 2.7  Further Assurances; Remedies...................................   13
            Section 2.8  Access to Information..........................................   13
            Section 2.9  Taxes..........................................................   13

ARTICLE III  REPRESENTATIONS AND WARRANTIES.............................................   14

            Section 3.1  Representations and Warranties of the Company..................   14
            Section 3.2  Representations and Warranties of Innova Holdings..............   15
            Section 3.3  Representations and Warranties of News.........................   15

ARTICLE IV  MISCELLANEOUS...............................................................   16

            Section 4.1  Notices........................................................   16
            Section 4.2  Waiver, Amendment, etc.........................................   17
            Section 4.3  Binding Agreement; Assignment; No Third Party Beneficiaries....   17
            Section 4.4  Governing Law; Dispute Resolution; Equitable Relief............   18
            Section 4.5  Arbitration of Certain Disputes................................   19
            Section 4.6  Severability...................................................   20
            Section 4.7  Table of Contents; Headings....................................   20
            Section 4.8  Counterparts...................................................   20
            Section 4.9  Entire Agreement...............................................   20
            Section 4.10  Further Assurances............................................   20
            Section 4.11  Survival of Rights, Duties and Obligations....................   20
            Section 4.12  Costs and Expenses............................................   20
            Section 4.13  Public Announcements..........................................   21

                                OPTION AGREEMENT

            OPTION AGREEMENT, dated as of October 8, 2004 (this "Agreement"), by and among THE NEWS CORPORATION LIMITED, an Australian corporation ("News"), INNOVA, S. DE R.L., DE C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico (the "Company" or "Innova"), and INNOVA HOLDINGS, S. DE R.L. DE C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico ("Innova Holdings"). As used herein, defined terms for each of the parties to this Agreement shall include each party's respective successors and permitted assigns. Capitalized terms used herein but not defined upon first usage shall have the meanings given them in
Article I hereof.

                               W I T N E S S E T H

            WHEREAS, as of the date hereof, Grupo Televisa, S.A., a Mexican limited liability stock corporation ("Televisa"), News and Liberty Media International Inc., a Delaware corporation, directly and indirectly, through their respective affiliates and through their respective indirect ownership stakes in Innova Holdings, hold 60%, 30% and 10%, respectively, of the issued and outstanding social parts of the Company;

            WHEREAS, as of the date hereof, the social part holders of the Company have unanimously resolved to amend the By-Laws of the Company to authorize the issuance of the Innova Option Equity;

            WHEREAS, as of the date hereof, the social part holders of Innova Holdings have unanimously resolved to amend the By-Laws of Innova Holdings to authorize the issuance of the IH Option Equity;

            WHEREAS, News wishes to acquire an option from the Company to purchase from the Company, subject to the terms and conditions set forth herein, Sub Series B-1 social parts of the Company that represent up to 15% of the issued and outstanding Innova Series A/B Capital that is not held by Innova Holdings, and the Company wishes to sell such an option (the "Innova Option") to News; and

            WHEREAS, News further wishes to acquire an option from Innova Holdings to purchase from Innova Holdings, subject to the terms and conditions set forth herein, Sub Series B-1 social parts of Innova Holdings that represent up to 15% of the issued and outstanding IH Capital, and Innova Holdings wishes to sell such an option (the "IH Option") to News.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Section 1.1 Definitions.

            "Active Subscriber" means an active Subscriber of Galaxy Mexico (excluding VIP, commercial, program provider and pre-paid subscribers) that: (i) as of September 30, 2004, was not more than 58 days past due in the payment of any Subscription Charges then due in accordance with policies and procedures of Galaxy Mexico previously disclosed to Novavision and (ii) is identified on the list of Subscribers attached as Exhibit A to the Purchase Agreement.

            "Affiliate" means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person (it being understood that (i) Innova Holdings, the Company and their respective subsidiaries shall be deemed not to be Affiliates of Televisa or any other Party (other than of each other), (ii) DIRECTV and its subsidiaries shall be deemed not to be Affiliates of News and (iii) News and its subsidiaries (other than DIRECTV and its subsidiaries) shall be deemed not to be Affiliates of DIRECTV).

            "Arbitrator" shall have the meaning set forth in Section 4.5(a).

            "Company" means Innova, S. de R.L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico, and its successors and permitted assigns.

            "Company Bylaws" means the Estatutos Sociales of the Company, as in effect on the date hereof and as the same may be amended from time to time.

            "Company Percentage" shall have the meaning set forth in Section
2.1.

            "Company SPHA" means the Amended and Restated Social Part Holders Agreement, dated as of the date hereof, by and among Televisa, Sky DTH, S. de R.
L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico, News, News DTH (Mexico) Investment Limited, a Cayman Islands company ("News DTH"), and the Company, as the same may be amended, modified or supplemented from time to time.

            "Contribution Agreement" means the Contribution Agreement, dated as of September 3, 2003, by and among the Company, Novavision, Televisa, Factum Mas, S.A. de C.V., a Sociedad Anonima de Capital Variable formed under the laws of Mexico and a wholly-owned subsidiary of Televisa ("Factum"), Sky DTH, S. de
R. L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico and a wholly-owned subsidiary of Factum, News, News America Incorporated, a Delaware corporation, News DTH, and Liberty Mexico DTH, Inc., a Colorado corporation, as the same may be amended, modified or supplemented from time to time.

            "control" (including the terms "controlling," "controlled by" and "under common

                                     - 2 -
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control with") means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Determination Date" shall mean the date on which the Specified Percentage is finally determined in accordance with Section 2.3 and Section 4.5.

            "DIRECTV" means The DIRECTV Group, Inc., a Delaware corporation, and its successors and permitted assigns.

            "Dispute" shall have the meaning set forth in Section 2.3(c).

            "DTH Business" means any business or enterprise which owns or operates a direct-to-home satellite system which transmits multiple television channels via satellite directly to integrated decoders/receivers operated by end-viewers in a manner that allows such end-viewers to access television channels to which they subscribe (whether on a tiered, a la carte or pay-per-view basis), provided that the following shall not, on its own, be deemed to be DTH Businesses for the purposes of this Agreement: (a) the ownership or operation of one or more satellites or satellite transponders; (b) the provision of satellite transponder services to any Person or Persons; (c) the ownership or operation of one or more Internet services, sites or portals;
(d) the ownership or operation of one or more television channels or other television programming services, whether or not they are provided to one or more direct-to-home satellite systems; and (e) the ownership or operation of any means of distributing or delivering television channels or other television programming signals other than through a direct-to-home satellite system which transmits multiple television channels as provided above.

            "DTH Matters Letter Agreement" means the letter agreement, dated as of the date hereof, by and among Innova, Innova Holdings, Novavision, Televisa, News and DIRECTV.

            "DTVLA" means DIRECTV Latin America LLC, a Delaware limited liability company, and its successors and permitted assigns.

            "Exercise Notice" shall have the meaning set forth in Section
2.4(c).

            "Expiration Date" means the date that is the fifth anniversary of the date hereof.

            "Galaxy Mexico" means Grupo Galaxy Mexicana, S. de R.L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable, and its successors and permitted assigns.

            "Galaxy Mexico Shut-Down Date" means the date on which (i) all DTH Business operations of Galaxy Mexico have finally ceased, (ii) Galaxy Mexico has ceased to send a signal to its Subscribers, and (iii) Galaxy Mexico has made all filings with Governmental Authorities and taken all other actions reasonably requested by the Company to irrevocably cancel, terminate and revoke all concessions held by Galaxy Mexico, relating to the installation, operation or exploitation of a satellite television system in Mexico.

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            "Good Subscriber" means any Active Subscriber that: (i) becomes a
Subscriber of Novavision after the date hereof (whether or not pursuant to the active migration efforts of Novavision) and signs a subscription agreement in accordance with Novavision's policies, and (ii) between the date hereof and the Measurement Date, pays in full all up-front Subscription Charges and six monthly Subscription Charges for Novavision's residential subscription programming covering at least six consecutive months of paid service (or at least four monthly Subscription Charges for Novavision's residential subscription programming covering at least four consecutive months of paid service if all payments are made using an automatic charge to the Subscriber's credit card but not to the Subscriber's debit card).

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "IH Bylaws" means the Estatutos Sociales of Innova Holdings, as in effect on the date hereof and as the same may be amended from time to time.

            "IH Capital" means all social parts of Innova Holdings that are then issued, paid and outstanding, on a fully-diluted basis after giving pro forma effect to the exercise of the IH Option and the exercise, exchange or conversion of any other securities exercisable or exchangeable for, or convertible into, social parts of Innova Holdings.

            "IH Exercise Price" shall have the meaning set forth in Section 2.4(d).

            "IH Option" shall have the meaning set forth in the recitals.

            "IH Option Equity" shall have the meaning set forth in Section 2.2.

            "IH Percentage" shall have the meaning set forth in Section 2.2.

            "Innova" means Innova, S. de R.L., de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico, and its successors and permitted assigns.

            "Innova Exercise Price" shall have the meaning set forth in Section 2.4(d).

            "Innova Holdings" means Innova Holdings, S. de R.L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico, and its successors and permitted assigns.

            "Innova Option" shall have the meaning set forth in the recitals.

            "Innova Option Equity" shall have the meaning set forth in Section 2.1.

            "Innova Series A/B Capital" means all Sub Series A-1, Sub Series A-2, Sub Series B-1, Sub Series B-2 and any other Series A or Series B social parts of the Company that are then issued, paid and outstanding, on a fully-diluted basis after giving pro forma effect to the

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exercise of the Innova Option and the exercise, exchange or conversion of any other securities exercisable or exchangeable for, or convertible into, Series A or Series B social parts of the Company.

            "Measurement Date" means the date seven months after the Migration Date.

            "Measurement Date Statement" shall have the meaning set forth in
Section 2.1(c)(i).

            "Migration Backlog" as of a particular date means the number of Active Subscribers of Galaxy Mexico that have placed a telephonic order and made an installation appointment to become a Subscriber of Novavision on or prior to July 9, 2005, but for whom installation and activation of service have not been completed as of such particular date other than as a result of inaccurate information provided by Galaxy Mexico which Galaxy Mexico fails to correct within 14 days after Novavision notifies Galaxy Mexico of such inaccuracy.

            "Migration Date" means July 9, 2005; provided, however, that if the Migration Backlog, as of July 9, 2005, is greater than 20,000, then the Migration Date shall be automatically extended until the earlier of (i) January 9, 2006 or (ii) the date on which the Migration Backlog has been reduced below 5,000.

            "News" means The News Corporation Limited, an Australian corporation, and its successors and permitted assigns.

            "News Parent" shall have the meaning set forth in Section 4.3(b).

            "Note A" means the promissory note made by Novavision payable to Galaxy Mexico having a principal amount equal to Ps.144,112,485.47 and delivered by Novavision to Galaxy Mexico pursuant to the Purchase Agreement.

            "Note B" means the promissory note made by Novavision payable to Galaxy Mexico having a principal amount equal to Ps.476,999,719.53 and delivered by Novavision to Galaxy Mexico pursuant to the Purchase Agreement.

            "Novavision" means Corporacion Novavision, S. de R.L. de C.V., a Sociedad de Responsabilidad Limitada de Capital Variable formed under the laws of Mexico, and its successors and permitted assigns.

            "Options" means, collectively, the Innova Option and the IH Option.

            "Option Equity" means, collectively, the Innova Option Equity and the IH Option Equity.

            "Parent Entity" shall have the meaning set forth in the Company SPHA and the Contribution Agreement, as appropriate.

            "Parties" shall have the meaning set forth in Section 4.5(b).

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            "Partner" shall have the meaning set forth in the Company SPHA.

            "Person" means any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity of any nature whatsoever.

            "Process Agent" shall have the meaning set forth in Section 4.4(b).

            "Purchase Agreement" means the Purchase and Sale Agreement, dated as of the date hereof, by and between Novavision and Galaxy Mexico, as the same may be amended, modified or supplemented from time to time.

            "Reorganization" shall have the meaning set forth in Section 2.5(b).

            "Review Period" shall have the meaning set forth in Section 2.3(b).

            "Specified Percentage" means:

                          1%         X               # OF GOOD SUBSCRIBERS
                                                  AS OF THE MEASUREMENT DATE
                                                  --------------------------
                                                             11,667

            "Submission Period" shall have the meaning set forth in Section 4.5(c).

            "Subscriber" means, with respect to a DTH Business, a residential subscriber of the satellite television service offered by such DTH Business, determined in accordance with the policies and procedures of such DTH Business as in effect from time to time.

            "Subscription Charges" means, with respect to a DTH Business, all subscription fees and other charges (including, without limitation, those relating to IRD rentals, membership, insurance, reactivation, smart cards, magazines, pay-per-view and special events) required to be paid by Subscribers in accordance with the policies and procedures of such DTH Business and the subscription plan for which such Subscriber has contracted (excluding any pay-per-view and magazine charges that are the subject of a good faith billing dispute).

            "Televisa" means Grupo Televisa, S.A., a Mexican limited liability stock corporation, and its successors and permitted assigns.

            "Transfer" means to, directly or indirectly, sell, assign, pledge, encumber or otherwise transfer.

      Section 1.2 Interpretation and Construction of Terms. The definitions in
Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles, Sections, Exhibits and Schedules to this Agreement

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

unless the context shall otherwise require. The table of contents and headings are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any reference to any agreement or other instrument or statute or regulation is to such agreement, instrument, statute or regulation as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provision). Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

                                   ARTICLE II

                                     OPTIONS

      Section 2.1 Grant of Innova Option. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably grants to News the Innova Option, exercisable as set forth in
Section 2.4, to purchase that number of Sub Series B-1 social parts of the Company that represents that percentage (the "Company Percentage") of the Innova Series A/B Capital that is equal to the lesser of (x) the Specified Percentage or (y) 15% (such Sub Series B-1 social parts of the Company issuable under the Innova Option are hereinafter referred to as the "Innova Option Equity"), in accordance with and subject to the terms and conditions hereof;

      Section 2.2 Grant of IH Option. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Innova Holdings hereby irrevocably grants to News the IH Option, exercisable as set forth in Section 2.4, to purchase that number of Sub Series B-1 social parts of Innova Holdings that represents that percentage (the "IH Percentage") of the IH Capital equal to the lesser of (x) the Specified Percentage or (y) 15% (such Sub Series B-1 social parts of Innova Holdings issuable under the IH Option are hereinafter referred to as the "IH Option Equity"), in accordance with and subject to the terms and conditions hereof;

      Section 2.3 Determination of Specified Percentage. For purposes of this Agreement, the Specified Percentage shall be determined in accordance with the following procedures:

            (a) Within 30 days after the Measurement Date, Innova shall deliver to News a written statement setting forth Innova's and Innova Holdings' calculation of the Specified Percentage (the "Measurement Date Statement"). The Measurement Date Statement will show in reasonable detail the basis for calculating the Specified Percentage and shall include all supporting documentation for making such calculation.

            (b) During the 45-day period following the delivery by Innova to News of the Measurement Date Statement (the "Review Period"), Innova shall give News and its representatives reasonable access to any books of account or other records of Innova or its subsidiaries, including access to the relevant subscriber management system, necessary to verify

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the Measurement Date Statement.

            (c) If the Specified Percentage is less than 15% and News disagrees with the calculation of the Specified Percentage in the Measurement Date Statement, News shall notify Innova and Innova Holdings in writing of such disagreement (a "Dispute") during the Review Period, which notice shall describe the nature of any such Dispute and provide reasonable supporting documentation for such Dispute. News agrees that any failure by it to notify Innova and Innova Holdings of any such Dispute prior to the expiration of the Review Period shall be deemed to be an acceptance by News of the Measurement Date Statement and shall constitute a waiver of any right by News to dispute the same.

            (d) Innova, Innova Holdings and News agree to negotiate in good faith to resolve any Dispute regarding the Specified Percentage, and any resolution of such Dispute agreed to in writing by Innova, Innova Holdings and News shall be binding on the Parties.

            (e) If Innova, Innova Holdings and News are unable to resolve any Dispute within 15 days after delivery to Innova and Innova Holdings of written notice of such Dispute by News, then the Dispute matters shall be determined through arbitration in accordance with Section 4.5.

      Section 2.4 Exercise of Options

            (a) At any time within thirty (30) days after the Determination Date, upon one day's prior written notice, News may exercise the Options, in whole and not in part, as set forth in this Section 2.4.

            (b) News may purchase the Option Equity pursuant to the Options only if all of the following conditions are satisfied: (i) no Dispute shall then exist among the parties as to the Specified Percentage, (ii) News shall have delivered to the Company, Innova Holdings and the other social part holders of the Company and Innova Holdings, as the case may be (such other social part holders, hereinafter referred to as the "Other Partners"), an agreement and such other documents as may be reasonably necessary or appropriate pursuant to
Section 6.1 of the Company SPHA and Section 20 of the Contribution Agreement, as appropriate, (iii) there shall not be in effect any statute, rule, regulation or order of any court which prohibits or makes illegal the purchase contemplated by this Agreement, (iv) there shall not be in effect any order of any governmental or regulatory body (other than a court order) which prohibits the purchase contemplated by this Agreement and (A) would be expected, in Televisa's judgment, to result in criminal liability or prosecution of any of Televisa, Innova, Innova Holdings, their Controlled Affiliates or any of their respective officers, directors, employees or representatives or (B) would result in any liability (other than monetary liabilities) that would (x) have a material adverse effect on Innova, Innova Holdings and their Controlled Affiliates, taken as a whole, or (y) in Televisa's judgment, have any adverse effect on Televisa or any of its Affiliates (other than Innova, Innova Holdings and their Controlled Affiliates), including but not limited to any requirement which (I) grants rights (including with respect to Innova, Innova Holdings and their Controlled Affiliates) to any Person which competes, or any of whose Affiliates competes, with Televisa or any of its Affiliates or (II) restricts or imposes requirements on Televisa or any of its

Affiliates (other than Innova, Innova Holdings and their Controlled Affiliates), and (v) News shall have delivered to Innova evidence reasonably satisfactory to Innova that the Galaxy Mexico Shut-Down Date has occurred.

            (c) If News shall be entitled to and wishes to exercise the Options, it shall do so simultaneously by giving each of the Company and Innova Holdings written notice (the "Exercise Notice") to such effect, specifying the location and date for the closing of the exercise of the Options not earlier than one day from the date of such Exercise Notice; provided that notwithstanding anything herein to the contrary, both Options must be exercised simultaneously and both Options must be exercised in whole and not in part. If the closing cannot be consummated on such date because any condition to the purchase of the Option Equity set forth in 2.4(b) has not been satisfied or as a result of any restriction arising under any applicable law or regulation, the closing shall occur, subject to Section 2.4(h), five days (or such other time as the parties hereto may agree) after satisfaction of all such conditions and the cessation of all such restrictions, it being agreed that the Parties shall, at News' request and expense, judicially challenge any order which prohibits or makes illegal, or seeks to prohibit or make illegal, the purchase contemplated by this Agreement.

            (d) At any closing pursuant to Section 2.4(c) hereof, News shall exercise the Options either:

            (x)   by delivering:

                  (i) payment to Innova of an amount in cash equal to the principal amount of Note A (the "Innova Exercise Price"); and

                  (ii) payment to Innova Holdings of an amount in cash equal to the principal amount of Note B (the "IH Exercise Price"); or

            (y) by delivering or causing to be delivered Note A to Innova for cancellation in full satisfaction of the Innova Exercise Price and delivering or causing to be delivered Note B to Innova Holdings in full satisfaction of the IH Exercise Price. In the event payment is by delivery of the Notes, the Notes will be cancelled or capitalized as Innova determines in its discretion.

            Any cash payment made by News to the Company and/or to Innova Holdings in respect of the Innova Exercise Price or the IH Exercise Price, as applicable, shall be made by wire transfer of immediately available funds to banks designated by the Company and Innova Holdings, respectively; provided that the failure or refusal by the Company and/or Innova Holdings to designate such a bank account shall not preclude News from exercising either of the Options.

            (e) At the closing pursuant to Section 2.4(c) hereof, each of the Company and Innova Holdings shall deliver to News evidence reasonably satisfactory to News that a notation has been made in the books of each of the Company and Innova Holdings, as the case may be, reflecting the issuance of the Option Equity and the transactions contemplated hereby, including without limitation, the modification of the capital structure of each of the Company and Innova Holdings resulting from the transactions contemplated hereby.

            (f) Upon the closing described in Section 2.4(c) and the tender of the applicable Innova Exercise Price or IH Exercise Price in immediately available funds or by delivery of Note A and Note B, News shall be deemed to be the holder of record of the Option Equity issuable upon such exercise of Options, notwithstanding that the evidence described in Section 2.4(e) above has not yet been delivered to News, or that the Company and/or Innova Holdings shall have failed or refused to designate the bank account described in Section 2.4(d).

            (g) Upon the exercise of the Options and the issuance of the Option Equity, (i) the Innova Option Equity shall be subject to the terms of this Agreement, the Company Bylaws, the Company SPHA and applicable securities laws and (ii) the IH Option Equity shall be subject to and bound by the terms of this Agreement, the IH Bylaws, the Company SPHA, Section 20 of the Contribution Agreement and applicable securities laws.

            (h) The Options shall expire and no longer be exercisable, and the Option Equity shall cease to be issuable thereunder, on or after the Expiration Date.

            (i) Notwithstanding anything in this Agreement to the contrary, the Options may be terminated by News or Innova or Innova Holdings only in the circumstances specifically described in Section 4(c) of the DTH Matters Letter Agreement.

      Section 2.5 Adjustments to Option Equity

            (a) Dividends, Distributions. In the event that either Innova or Innova Holdings shall at any time or from time to time after the date hereof pay any dividend, or make any distribution, on the share capital of the Company, News shall be entitled to receive such number and series of social parts, other securities or assets (including cash) of Innova and Innova Holdings, as the case may be, which News would have been entitled to receive upon exercise if such Options had been exercised by News for Option Equity immediately prior to the earlier of the date of such payment or distribution and the record date, if any, for such payment or distribution.

            (b) Recapitalizations; Change in Control Transactions. In the case of any recapitalization, consolidation or merger of Innova or Innova Holdings, as the case may be, with or into any other Person, or any other corporate reorganization, in which Innova or Innova Holdings shall not be the continuing or surviving entity of such consolidation, merger or reorganization, or any sale of all or substantially all of the respective assets of Innova or Innova Holdings (any such transaction, as to either Innova or Innova Holdings, being hereinafter referred to as a "Reorganization"), the Option shall thereafter be exercisable into the number and series of social parts or other securities or assets (including cash), which News would have been entitled to upon the date of such Reorganization, as if such Options has been exercised by News for Option Equity immediately prior to the earlier of the date of such Reorganization and the record date, if any, therefor. Neither Innova nor Innova Holdings shall effect any such Reorganization

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

unless prior to or simultaneously with the consummation thereof any successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to News such number or series of social parts, securities or other assets (including cash) that News is entitled to receive upon exercise of the Options, in accordance with this Section 2.5(b).

            (c) Whenever the Option Equity, other securities or assets (including cash) for which the Options may be exercised is adjusted as provided in this Section 2.5, Innova or Innova Holdings, as the case may be, shall prepare and deliver to News, a written notice signed by its respective authorized officer, setting forth the as adjusted Option Equity purchasable upon the exercise of the Options, the number or series of social parts, other securities or other assets (including cash) for which the Options may be exercised after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

      Section 2.6 Transferability

            (a) Neither the Options nor the Option Equity may be Transferred; provided, however, that, subject to 2.6(b), at any time following the later of the Determination Date or the Galaxy Mexico Shut-Down Date, under circumstances which are in compliance with the Company Bylaws, the Company SPHA, the IH Bylaws and Section 20 of the Contribution Agreement, News may Transfer the Options and/or the Option Equity in whole but not in part to DIRECTV, DTVLA or any wholly owned subsidiary of DIRECTV or DTVLA (a "Permitted Transferee"); and provided further, that News shall be permitted to grant to DIRECTV or any Permitted Transferee the right and option to acquire from News all of News' right, title and interest in, to and under this Agreement without the consent of the other Parties, but subject to this Section 2.6 in the case of the consummation of the exercise of such right and option.

            (b) Any Transfer permitted under the proviso to Section 2.6(a) shall be subject to the following conditions: (i) there shall not be in effect any statute, rule, regulation or order of any court which prohibits or makes illegal the purchase contemplated by this Agreement, (ii) there shall not be in effect any order of any governmental or regulatory body (other than a court order) which prohibits the purchase contemplated by this Agreement and(A) would be expected, in Televisa's judgment, to result in criminal liability or prosecution of any of Televisa, Innova, Innova Holdings, their Controlled Affiliates or any of their respective officers, directors, employees or representatives or (B) would result in any liability (other than monetary liabilities) that would (x) have a material adverse effect on Innova, Innova Holdings and their Controlled Affiliates, taken as a whole, or (y) in Televisa's judgment, have any adverse effect on Televisa or any of its Affiliates (other than Innova, Innova Holdings and their Controlled Affiliates), including but not limited to any requirement which (I) grants rights (including with respect to Innova, Innova Holdings and their Controlled Affiliates) to any Person which competes, or any of whose Affiliates competes, with Televisa or any of its Affiliates or (II) restricts or imposes requirements on Televisa or any of its Affiliates (other than Innova, Innova Holdings and their Controlled Affiliates), and (iii) News shall have executed and delivered, and shall have caused such Permitted Transferee and DIRECTV to execute and deliver, to the Company and Innova Holdings and to the Other Partners of the Company and Innova Holdings, as applicable, one or more instruments, in each case in form and substance reasonably acceptable to the Company,

Innova Holdings and to the relevant Other Partners of the Company and Innova Holdings, as applicable, confirming the following:

                  (x) that News shall continue to be bound by the Company SPHA and the Contribution Agreement (as a Partner and as a Parent Entity, as appropriate, to the extent provided therein);

                  (y) that such Permitted Transferee shall assume and be bound by, and shall be entitled to the benefits of, the rights and obligations of News and News Sub (as defined in the Company SPHA) under this Agreement, the Company Bylaws, the Company SPHA, the IH Bylaws and Section 20 of the Contribution Agreement; and

                  (z) that DIRECTV shall be bound by, and shall be entitled to the benefits of, the rights and obligations of News under, Section 2.6(b) of this Agreement, the Company Bylaws, the Company SPHA (as a Parent Entity) to the extent provided in Section 6.2 of the Company SPHA, the IH Bylaws and Section 20 of the Contribution Agreement (as a Parent Entity).

            (c)   In the case of any permitted Transfer in accordance with
Section 2.6(a), News hereby irrevocably and unconditionally guarantees, or shall cause DIRECTV to guarantee, to the Company and Innova Holdings as applicable, that such Permitted Transferee shall pay and perform as required hereby and thereby, each and every one of its respective covenants, agreements and obligations contained in this Agreement, the Company Bylaws, the IH Bylaws, the Company SPHA and the Contribution Agreement, as applicable. This guaranty (i) is an absolute, unconditional, present and continuing guarantee of payment and performance and not of collectibility, (ii) is in no way conditioned or contingent upon any attempts to collect or upon any other condition or contingency, and (iii) shall not be affected in any way by any time or indulgence granted to the underlying obligor or any variation, compromise or release of any underlying obligation.

            (d) Any attempt to Transfer the Options or the Option Equity contrary to the provisions hereof shall be null and void and without effect.

            (e) In the event the Transfer of the Options and/or the Option Equity is declared null and void after closing of the Transfer under a final non-appealable court ruling, News shall be deemed to be the only record and beneficial holder of the Option and/or the Option Equity, as the case may be.

      Section 2.7 Further Assurances; Remedies

            (a) (i) The Company agrees that the Innova Option Equity to be delivered pursuant to the Innova Option, as of the date of delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests, except as provided in Section 2.6 of this Agreement or in the Company Bylaws, the Company SPHA or by applicable securities laws.

                  (ii) Innova Holdings agrees that the IH Option Equity to be delivered pursuant to the IH Option, as of the date of delivery thereof pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and will be delivered free and clear of all claims, liens, charges, encumbrances and security interests, security interests, except as provided in Section 2.6 of this Agreement or in the IH Bylaws, the Company SPHA, Section 20 of the Contribution Agreement or by applicable securities laws.

            (b) Each of the Company and Innova Holdings agrees not to avoid or seek to avoid (whether by charter amendment or through reorganization, consolidation, merger, issuance of rights, dissolution or sale of assets, or by any other voluntary act) the observance or performance of any of the covenants, agreements or conditions to be observed or performed hereunder by the Company and/or Innova Holdings, as applicable.

      Section 2.8 Access to Information. Subject to applicable law, News shall cause Galaxy Mexico to afford to the officers, employees and authorized representatives of Innova reasonable access during normal business hours, upon reasonable advance notice, to all information concerning the Active Subscribers on the Subscriber List as may be necessary or appropriate to afford Novavision the benefits of purchasing the Subscriber List.

      Section 2.9 Taxes.

            (a) Each of the Company, Innova Holdings and News shall be responsible for its own income tax liabilities arising out of, relating to or resulting from the grant of the Options, the exercise of the Options, the issuance of the Option Equity, the ownership of the Option Equity, the Transfer of the Options, the Transfer of the Option Equity and any granting by News of the right or option to acquire from News all of its right, title and interest in, to and under this Agreement.

            (b) In the event that any IH Option Equity or Innova Option Equity is Transferred by News or any Permitted Transferee that is not a resident of Mexico for purposes of the Mexican Income Tax Law, News shall, and shall cause such Permitted Transferee to, promptly provide to Innova Holdings or Innova, as applicable, (x) the documentation required under the Mexican Income Tax Law that shows that News or such Permitted Transferee has paid in accordance with the Mexican Income Tax Law the applicable income tax imposed, levied or assessed by Mexico or any political subdivision or taxing authority thereof or therein arising out of, relating to or resulting from such Transfer of such IH Option Equity or Innova Option Equity, as the case may be and/or (y) if and to the extent such Transfer is exempt from Mexican income tax pursuant to the income tax treaty between the United States and Mexico, as in effect on the date of such Transfer, a written certificate that such Transfer is so exempt and certificates of residency for the transferor in such Transfer issued by the U.S. Internal Revenue Service dated during the tax year in which such Transfer occurred and with respect to the tax year in which such Transfer occurred. News and any such Permitted Transferee shall indemnify, defend and hold harmless Innova and Innova Holdings and their respective officers, directors, shareholders, partners, members, agents and representatives from and against any and all income taxes imposed, levied or assessed by Mexico or any political subdivision or taxing authority thereof or therein arising out of, relating to or resulting from any Transfer of any Option Equity.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

      Section 3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to News as follows:

            (a) The Company is a Sociedad de Responsabilidad Limitada de Capital Variable duly formed, validly existing and in good standing under the laws of Mexico.

            (b) The Company has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

            (c) The authorized capitalization of the Company on the date hereof consists of four social parts, of which one has been designated Sub Series A-1, one has been designated Sub Series B-1, one has been designated Sub Series B-2 and one has been designated Series C. Schedule 3.1(c) hereto sets forth, for each outstanding social part issued by and paid to the Company, the holder thereof and the amount of capital and percentage of total capital of the Company represented thereby. Except as contemplated hereby, the Company has not granted any options, warrants or other rights that are currently outstanding, or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued equity interests in the Company, or obligating the Company to issue or sell any equity interests in the Company that are currently in effect, including any securities directly or indirectly convertible into or exercisable or exchangeable for any equity securities of the Company. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Series A or Series B social parts of the Company on any matter. There are no outstanding obligations or rights of the Company to repurchase, redeem or otherwise acquire any of its equity interests or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

      Section 3.2 Representations and Warranties of Innova Holdings. Innova Holdings hereby represents and warrants to News as follows:

            (a) Innova Holdings is a Sociedad de Responsabilidad Limitada de Capital Variable duly formed, validly existing and in good standing under the laws of Mexico.

            (b) Innova Holdings has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by Innova Holdings and, assuming the due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Innova Holdings, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

            (c) The authorized capitalization of Innova Holdings on the date hereof consists of three social parts, of which one has been designated Sub Series A-1, one has been designated Sub Series B-1 and one has been designated Sub Series B-2. Schedule 3.2(c) hereto sets forth, for each outstanding social part issued by and paid to Innova Holdings, the holder thereof and the amount of capital and percentage of total capital of Innova Holdings represented thereby. Except as contemplated hereby, Innova Holdings has not granted any options, warrants or other rights that are currently outstanding, or entered into any agreements, arrangements or commitments of any character relating to the issued or unissued equity interests in Innova Holdings, or obligating Innova Holdings to issue or sell any equity interests in Innova Holdings that are current in effect, including any securities directly or indirectly convertible into or exercisable or exchangeable for any equity securities of Innova Holdings, Innova Holdings does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of Series A or Series B social parts of Innova Holdings on any matter. There are no outstanding obligations or rights of Innova Holdings to repurchase, redeem or otherwise acquire any of its equity interests or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.

      Section 3.3 Representations and Warranties of News. News hereby represents and warrants to the Company as follows:

            (a) News is a corporation duly incorporated, validly existing and in good standing under the laws of Australia.

            (b) News has the full right, power, authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly executed and delivered by News and, assuming the due execution and delivery by the other parties hereto, constitutes the valid and binding obligation of News, enforceable in accordance with its terms, except as (i) such enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

            (c) The Subscriber List (as defined in the Purchase Agreement) contains (i) a true, complete and correct list of all Active Subscribers (including the name, address and other contact information for each Active Subscriber and a breakdown of Qualifying Subscribers and Non-Qualifying Subscribers), and (ii) to News' knowledge, an accurate description of any existing promotion, retention or discount programs or arrangements available to Active Subscribers and identifies each Active Subscriber participating or eligible to participate in such programs or arrangements.

                                   ARTICLE IV

                                  MISCELLANEOUS


      Section 4.1 Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail (air mail if addressed to an address outside of the country in which mailed), postage prepaid, return receipt requested, (c) by a generally recognized overnight courier service which provides written acknowledgment by the addressee of receipt, or (d) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (d) shall also be sent pursuant to clause (b) or (c)), addressed as follows:

      if to the Company or to Innova Holdings, to:

            Innova, S. de R.L. de C.V. or Innova Holdings , S. de R.L. de C.V. Insurgentes Sur No. 694
            Colonia Del Valle C.P. 03100
            Mexico, D.F.
            Attention:  Director Juridico
            Telecopier:  (52-55) 5448-4047

      with copies to:

            Grupo Televisa, S.A.
            Avenida Vasco de Quiroga 2000 Edificio A,
            Cuarto Piso, Colonia Santa Fe Zedec, 01210
            Mexico, D.F.
            Attn: Juan S. Mijares Ortega, General Counsel
            Facsimile No.: (52-55) 5261-2546

            and

            Fried, Frank, Harris, Shriver & Jacobson LLP
            One New York Plaza
            New York, NY  10004-1980
            Attn:  Joseph A. Stern, Esq.
            Facsimile No.: (212) 859-8589

      if to News, to:

            1211 Avenue of the Americas
            New York, New York 10036
            Attn:  Arthur M. Siskind
            Facsimile No.: (212) 768-2029

            with a copy to:

            Hogan & Hartson L.L.P.
            875 Third Avenue
            New York, NY  10022
            Attention:  Ira S. Sheinfeld
                       Mitchell S. Ames
            Facsimile No.: 212-918-3100

or to such other addresses as may be specified by like notice to the other parties.

      Section 4.2 Waiver, Amendment, etc. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, all the Parties hereto. No failure or delay of any Party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof of the exercise of any other right or power.

      Section 4.3 Binding Agreement; Assignment; No Third Party Beneficiaries.

            (a) This Agreement will be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Except as set forth herein (including in Section 2.6(a)) and by operation of law, no party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of each other party to this Agreement. Nothing expressed or implied herein is intended or will be construed to confer upon or to give to any third party any rights or remedies by virtue hereof.

            (b) Promptly upon a reorganization of News resulting in News Corporation, a Delaware corporation ("News Parent"), becoming the ultimate parent of News and its subsidiaries, the rights and obligations of News under this Agreement shall be transferred to News Parent, and each reference to News hereunder and thereunder shall be deemed a reference to News Parent, it being understood that News shall be a controlled subsidiary of News Parent.

      Section 4.4 Governing Law; Dispute Resolution; Equitable Relief

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law).

            (b) Subject to Section 4.5, each Party to this Agreement irrevocably consents and agrees that any legal action, suit or proceeding by it against any of the other Parties with respect to its rights, obligations or liabilities under or arising out of or in connection with this agreement shall be brought by such Party only in the United States District Court for the Southern District of New York or, in the event (but only in the event) such court does not have subject matter jurisdiction over such action, suit or proceeding, in the courts of the State of New York sitting in New York City, and each Party to this Agreement hereby irrevocably accepts and submits to the jurisdiction of each of the aforesaid courts in personam, with respect to any such action, suit or proceeding (including, without limitation, claims for interim relief, counterclaims, actions with multiple defendants and actions in which such party is implied). Each Party hereto irrevocably and unconditionally waives any right that it may have to a jury trial in any legal action, suit or proceeding with respect to, or arising out of or in connection with this agreement. Each of the Parties hereby irrevocably designates CT Corporation System (the "Process Agent"), with an office at 111 Eighth Avenue, New York, New York 10011, as its designee, appointee and agent to receive, for and on its behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement, and such service shall be deemed complete upon delivery thereof to the Process Agent, provided that in the case of any such service upon the Process Agent, the Party effecting such service shall also deliver a copy thereof to the intended recipient in the manner provided in Section 4.1. Each of the Parties shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that each Partner will at all times have an agent for service of process for the above purposes in New York, New York. In the event of the transfer of all or substantially all of the assets and business of the process agent to any other corporation by consolidation, merger, sale of assets or otherwise, such other corporation shall be substituted hereunder for the process agent with the same effect as if named herein in place of the Process Agent. Each of the Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such Party at its address set forth in this agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable laws. Each of the Partners expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

            (c) Each Party hereto agrees that money damages would not be a sufficient remedy for the other Parties hereto for any breach of this Agreement by it, and that in addition to all other remedies the other Parties hereto may have, they shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. Each Party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

      Section 4.5 Arbitration of Certain Disputes. If the Parties are unable to resolve any Dispute under Section 2.3 concerning the calculation of the Specified Percentage, the Dispute shall be resolved in accordance with the following procedures:

            (a) All Disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a single arbitrator appointed in accordance with such Rules (the "Arbitrator").

            (b) The site of the arbitration shall be New York, New York or such other location as the Parties may mutually agree in writing, any award shall be deemed to have been made there, and the language to be used in the arbitration proceedings shall be the English language. For purposes of this
Section 4.5, the term "Parties" shall mean News, on the one hand, and Innova, on its behalf and on behalf of Innova Holdings, on the other.

            (c) Within thirty (30) days after the appointment of the Arbitrator (the "Submission Period"), each party to the Dispute shall submit to the Arbitrator, in a sealed envelope, a written statement setting forth such Party's good faith proposal for the resolution of the contested issue.

            (d) Such submissions shall remain secret until after the Arbitrator has received each Party's proposal, at which time the Arbitrator shall inform each Party of the other's proposal. No such proposal may be amended after it is submitted to the Arbitrator. If any Party fails to submit its proposal by the end of the Submission Period, the Arbitrator shall order the adoption of the other Party's proposal. The Arbitrator may rely upon such evidence as the Arbitrator may choose in his or her discretion in making such determination. Within ten (10) days after the Arbitrator informs each Party of the other's proposal, either Party may also submit to the Arbitrator such written evidence in support of its position as it deems appropriate. The Arbitrator shall be empowered to convene a hearing not to exceed three (3) days in length at which the Arbitrator shall be permitted to question either Party regarding their respective positions or, in lieu of such hearing, to submit written questions to either Party.

            (e) Within fifteen (15) days after the closing of the arbitration hearing, the Arbitrator will prepare and distribute to the parties a writing setting forth the Arbitrator's decision relating to the Dispute. The Arbitrator shall compare the proposals and shall determine which proposal he or she believes to be the resolution most closely in accordance with the relevant provisions of this Agreement and shall order the adoption of such proposal as the relief granted.

            (f) Any award rendered by the Arbitrator will be final, conclusive and binding upon the Parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

            (g) The non-prevailing party will bear all fees, costs and expenses of the Arbitration, and all the fees, costs and expenses of its own attorneys, experts and witnesses; and will reimburse all reasonable attorney's fees and expenses incurred by the prevailing party in connection with such proceedings, in addition to any other relief to which it may be entitled.

            (h) Notwithstanding anything to the contrary in this Section 4.5, either Party may seek injunctive relief from a court of competent jurisdiction (in accordance with Section 4.4 at any time without complying with the foregoing provisions.

      Section 4.6 Severability. The invalidity or unenforceability of any provision hereof in any jurisdiction will not affect the validity or enforceability of the remainder hereof in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, each Party hereto waives any provision of applicable law that renders any provision hereof prohibited or unenforceable in any respect. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible.

      Section 4.7 Table of Contents; Headings. The table of contents and the headings in this Agreement are for convenience of reference only and will not affect the construction of any provisions hereof.

      Section 4.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered will be deemed an original but all of which will constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

      Section 4.9 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein, provided that this provision shall not abrogate any other written agreement between the parties hereto executed simultaneously with this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

      Section 4.10 Further Assurances. Each Party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments, agreements and documents, and to do all such other acts and things, as may be required by law or as may be necessary or advisable to carry out the intent and purposes of this Agreement.

      Section 4.11 Survival of Rights, Duties and Obligations. Dissolution or termination of the Company for any cause shall not release any Party from any liability which at the time of dissolution or termination had already accrued to any other Party or which thereafter may accrue in respect of any act or omission prior to such dissolution or termination.

      Section 4.12 Costs and Expenses. Each party hereto shall bear its own fees and expenses in connection with the negotiation, preparation, execution, delivery and performance of this

Agreement and any agreements, instruments or documents executed or delivered in connection herewith, except as otherwise specifically provided herein or therein.

      Section 4.13 Public Announcements. Upon execution of this Agreement, the Parties shall issue an agreed press release announcing the transactions contemplated by this Agreement and the other agreements entered into in connection herewith. Except as required by law or regulation or the requirements of applicable stock exchanges, no other public disclosure or publicity concerning the subject matter hereof will be made without the prior approval of each of the Parties.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the Company, Innova Holdings and News have caused this Agreement to be duly executed as of the date first above written.

                          INNOVA, S. DE R.L. DE C.V.

                          By:  /s/ Alexandre Moreira Penna da Silva
                               -----------------------------------------------
                                Name:  Alexandre Moreira Penna da Silva
                                Title: Attorney-in-Fact

                          By:  /s/ Carlos Ferreiro Rivas
                               -----------------------------------------------
                                Name:  Carlos Ferreiro Rivas
                                Title: Attorney-in-Fact

                          INNOVA HOLDINGS, S. DE R.L. DE C.V.

                          By:  /s/ Alexandre Moreira Penna da Silva
                               -----------------------------------------------
                                Name:  Alexandre Moreira Penna da Silva
                                Title: Attorney-in-Fact

                          By:  /s/ Carlos Ferreiro Rivas
                               -----------------------------------------------
                                Name:  Carlos Ferreiro Rivas
                                Title:   Attorney-in-Fact

                          THE NEWS CORPORATION LIMITED

                          By:  /s/ Arthur Siskind
                               -----------------------------------------------
                                Name:  Arthur Siskind
                                Title:    Senior EVP and Group General Counsel

                               [Option Agreement]

                                 Schedule 3.1(c)

                                            VALOR PARTES SOCIALES
                                       -----------------------------
                                         CLASE "I"      CLASE "II"         %         VALOR TOTAL
                                       ------------   --------------   ---------   -------------
SOCIOS SERIE A-1
SKY DTH, S. DE R.L. DE C.V.            $496,650,000   $  277,066,200   13.921488   $  773,716,200

SOCIOS SERIE B-1
NEWS DTH (MEXICO) INVESTMENT, LTD.     $248,325,000   $  138,533,100    6.960744   $  386,858,100

SOCIOS SERIE B-2
LIBERTY MEXICO DTH, INC.               $ 82,775,000   $   46,177,700    2.320248   $  128,952,700

SOCIOS SERIE C
INNOVA HOLDINGS, S. DE R.L. DE C.V.    $          0   $4,268,185,000   76.797520   $4,268,185,000
                                       ------------   --------------   ---------   --------------
                         TOTAL:        $827,750,000   $4,729,962,000         100%  $5,557,712,000
                                       ------------   --------------   ---------   --------------

                                 Schedule 3.2(c)

                                            VALOR PARTES SOCIALES
                                       -----------------------------
                                         CLASE "I"      CLASE "II"         %         VALOR TOTAL
                                       ------------   --------------   ---------   --------------
SOCIOS SERIE A-1
SKY DTH, S. DE R.L. DE C.V.            $    30,000    $2,560,911,000      60%      $2,560,941,000

SOCIOS SERIE B-1
NEWS AMERICA INCORPORATED                   15,000    $1,280,455,500      30%      $1,280,470,500

SOCIOS SERIE B-2
LIBERTY MEXICO DTH, INC.                     5,000    $  426,818,500      10%      $  426,823,500
                                       -----------    --------------     ---       --------------
                          TOTAL        $    50,000    $4,268,185,000     100%      $4,268,235,000
                                       -----------    --------------     ---       --------------